Exhibit 99.1

                   ANSYS, INC. ANNOUNCES DIRECTOR RESIGNATION

    SOUTHPOINTE, Pa., Dec. 1 /PRNewswire-FirstCall/ -- ANSYS, Inc.
(Nasdaq: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that Daniel H. Blumenthal, a managing director and a founding partner of Willis Stein & Partners, has resigned effective November 30, 2006 as director of ANSYS, Inc. and as a member of the board's nominating and corporate governance committee.

    Mr. Blumenthal joined the Company's board as a director in May 2006 in conjunction with the Company's acquisition of Fluent Inc. Pursuant to the merger agreement executed in connection with that transaction, the Company agreed to expand the board by one seat and nominate Mr. Blumenthal to fill that seat as a director for so long as the affiliates of Willis Stein & Partners held at least 5% of the Company's issued and outstanding shares of common stock.

    On November 16, 2006 affiliates of Willis Stein & Partners sold 3,350,356 shares of ANSYS common stock, which were originally acquired by Willis Stein in connection with the Company's acquisition of Fluent Inc, in a secondary offering underwritten by Goldman, Sachs & Co. Following this transaction, Willis Stein owns less than 1% of ANSYS' currently outstanding shares of common stock.

    About ANSYS, Inc.

    ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost- conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,400 people and distribute ANSYS products through a network of channel partners in over 40 countries.

    ANSYS, ANSYS Workbench, CFX, AUTODYN, FLUENT and any and all ANSYS, Inc. product and service names are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries located in the United States or other countries. ICEM CFD is a trademark licensed by ANSYS, Inc. All other trademarks or registered trademarks are the property of their respective owners.

SOURCE  ANSYS, Inc.
    -0-                             12/01/2006
    /CONTACT: Investors, Lisa O'Connor, +1-724-514-1782, or lisa.oconnor@ansys.com, or Media, Kelly Wall, +1-724-514-3076, or kelly.wall@ansys.com, both of ANSYS, Inc. /
    /Web site:  http://www.ansys.com /